Exhibit 10.3

AptarGroup, Inc. Supplemental
Retirement Plan
(Established as of January 1, 1994)

AptarGroup, Inc. Supplemental Retirement Plan

(Established as of January 1, 1994)

i

AptarGroup, Inc. Supplemental Retirement Plan

(Established as of January 1, 1994)

ii

Article I. The Plan

1.1 Establishment of the Plan
AptarGroup, Inc. (the “Company”), hereby establishes a supplemental retirement plan for the benefit of certain of its Employees, effective as of January 1, 1994, known as the “AptarGroup, Inc. Supplemental Retirement Plan.”

1.2 Applicability of Plan
The provisions of this Plan as set forth herein are applicable only to eligible Employees (as defined in section 3.1) of the Company in current employment on or after January 1, 1994.

1.3 Purpose of the Plan
The purpose of the Plan is to enable Participants to receive the retirement plan benefits to which such Participants would have been entitled under the AptarGroup, Inc. Employees’ Retirement Plan but for the limitations of Code section 401(a)(17).

1.4 Nonqualified Plan
This Plan is intended to be an unfunded deferred compensation plan for a select group of highly compensated Employees and is not intended to be a qualified plan under Code section 401(a). All benefits payable hereunder shall be paid from the general assets of the Company, and Members and Beneficiaries shall not have any greater rights to such assets than other general creditors of the Company.

Article II. Definitions

2.1 Definitions
Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided herein, and when the defined meaning is intended the term is capitalized. If a capitalized term is not defined below, it shall have the meaning set forth in the Qualified Plan.

(a)	“Act” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
(b)	“Actuarial Equivalent” means the actuarial equivalent value of an applicable form of benefit distribution, subject to the actuarial assumptions set forth in the Qualified Plan or Supplement thereto.
(c)	“Beneficiary” means the person named as the Participant’s beneficiary under the Qualified Plan.
(d)	“Board” means the Board of Directors of the Company.
(e)	“Change in Control” shall be deemed to exist when either of the following events will have occurred:
(1)	A third person, including a “group” as defined in section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of capital stock of the Company having 25 percent or more of the total number of votes that may be cast for the election of directors of the Company; or
(2)	As a result of any tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before the transaction shall during any two consecutive years thereafter cease to constitute a majority of the Board.
(f)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
(g)	“Committee” means the person or persons appointed to administer the Plan as described in section 6.1.
(h)	“Early Retirement Date” means the first day of the calendar month coincident with or next following the date of the Participant’s retirement from the employ of all Employers before his Normal Retirement Date but after he has attained both age 55 years and completed ten Years of Service under the Qualified Plan.
(i)	“Effective Date” means January 1, 1994.
(j)	“Employee” means any person who is employed by the Company.
(k)	“Member” means a Participant, or a former Participant who still has a vested benefit balance in the Plan.

(l)	“Normal Retirement Date” means the first day of the calendar month coincident with or next following the date the Participant attains 65 years.
(m)	“Participant” means any Employee of the Company who has met and continues to meet the eligibility requirements of the Plan as set forth in section 3.1.
(n)	“Plan” means the AptarGroup, Inc. Supplemental Retirement Plan, as provided herein and as subsequently amended from time to time.
(o)	“Plan Administrator” means the Committee.
(p)	“Plan Year” means the 12-consecutive-month period ending each December 31.
(q)	“Qualified Plan” means the AptarGroup, Inc. Employees’ Retirement Plan, as amended from time to time.
(r)	“Supplemental Earnings” means, for each Plan Year, the difference between (1) the Participant’s Earnings for the Plan Year, calculated under the Qualified Plan as if the limitation of Code section 401(a)(17) were not in effect and (2) the Participant’s Earnings for the Plan Year under the Qualified Plan.

2.2 Gender and Number
Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine and neuter pronoun, and the singular shall include the plural.

Article III. Participation and Service

3.1 Participation
An Employee of the Company shall become a Participant in the Plan as of the first day he meets all of the following requirements:

(a)	he is a Company officer, or a direct report to a Company officer (holding the title of Executive Vice President or Vice President),
(b)	he is a participant in the Qualified Plan,
(c)	his earnings exceed the annual compensation limit under Code section 401(a)(17), and
(d)	the Committee approves his participation in the Plan.

3.2 Duration of Participation
A Participant shall continue to be a Participant until the Participant terminates employment with the Company; thereafter, the Participant shall be a Member for as long as the Participant has a vested benefit in the Plan.

Article IV. Supplemental Retirement Benefit

4.1 Normal Supplemental Retirement Benefit
A Member’s supplemental retirement benefit payable upon his Normal Retirement Date will be the Actuarial Equivalent of a monthly retirement income payable for the life of the Member commencing on his Retirement Date in an amount equal to one-twelfth of the sum of the Member’s accrued benefits for each year that he participated in the Plan. For each Plan Year before the Member has completed 35 Years of Service in the Qualified Plan, the Member’s accrued benefit shall equal 1.85 percent of the Member’s Supplemental Earnings. For each Plan Year after the Member has completed at least 35 Years of Service in the Qualified Plan, the Member’s accrued benefit shall equal 1.2 percent of the Member’s Supplemental Earnings.

4.2 Early Supplemental Retirement Benefit
A Member’s supplemental retirement benefit payable at an Early Retirement Date will be the Actuarial Equivalent of a monthly retirement income payable for the life of the Member calculated in the manner specified in section 4.1, reduced by the factors specified under the Qualified Plan according to the age of the Member on the date the benefit commences to be paid.

4.3 Forfeiture of Supplemental Retirement Benefit
If a Member resigns or is dismissed from the employ of all the Employers before his Early Retirement Date or Normal Retirement Date, he will forfeit all rights to receive a Normal Supplemental Retirement Benefit or an Early Supplement Retirement Benefit under the Plan. However, if a former Participant is reemployed by an Employer before his Early Retirement Date or Normal Retirement Date and is again made a Participant, all benefits he previously accrued under the Plan shall be reinstated, except that no such reinstatement shall occur if the former Participant was not fully vested under the Qualified Plan at the time of his earlier resignation or dismissal.

4.4 Date of Benefit Calculation
The supplemental retirement benefits under this Plan shall be calculated as of the date retirement benefits commence under the Qualified Plan; provided, however, that the supplemental retirement benefits calculated under this Plan shall not exceed the retirement benefit calculated for a Member on the date the Member ceased to be an Employee of the Company (or, if applicable, any employer affiliated with the Company).

4.5 Vesting of Benefits
Each Member shall be vested in such Member’s benefit hereunder as of the earlier of (a) the first date on which he has attained age 55 years and completed ten Years of Service under the Qualified Plan or (b) his Normal Retirement Date. Notwithstanding the foregoing, a Member shall become fully vested in his benefit hereunder upon the occurrence of a Change in Control.

4.6 Form and Timing of Benefit Payments
Benefit payments under this Article IV shall commence on the Member’s Annuity Commencement Date under the Qualified Plan. All benefits shall be payable in the form of a single lump sum payment that is the Actuarial Equivalent of the single life benefit accrued under this Article IV.

Notwithstanding the foregoing, the Committee, in its sole discretion, may make an alternate form of distribution, such as fixed annual, quarterly, or monthly installments, so long as the distributed benefit is the Actuarial Equivalent of the life benefit accrued under this Article IV.

Article V. Preretirement Spouse’s Benefit

5.1 Amount of Benefit
If a Member should die before commencement of his benefits hereunder, the Member’s eligible spouse, if any, will receive a single lump sum calculated as follows. First, the Member’s accrued benefit shall be calculated in the manner prescribed by section 4.1. Next, a Qualified Joint and Survivor Annuity that is the Actuarial Equivalent of the accrued benefit shall be calculated. Then, the Actuarial Equivalent of a monthly stream of payments of the following amount and duration shall be calculated. The amount shall be 50 percent of the monthly amount that would have been payable to the Member under the Qualified Joint and Survivor Annuity had the Member terminated employment on the day before his death and his Annuity Commencement Date under the Qualified Plan was to occur on the later of his death or the date the Member would attain Normal Retirement Age. The duration shall be the life expectancy of the eligible spouse, calculated under the actuarial assumptions of the Qualified Plan as of the date on which the benefit payment is to commence under section 5.2, below.

5.2 Commencement of Benefit
An eligible spouse’s benefit will be payable as a single lump sum in the same manner as described in section 4.6 and will commence on the same date as the preretirement spouse’s benefit payable under the Qualified Plan.

Notwithstanding the foregoing, the Committee, in its sole discretion, may make an alternate form of distribution, such as fixed annual, quarterly, or monthly installments, so long as the distributed benefit is the Actuarial Equivalent of the spousal benefit calculated under section 5.1.

Article VI. Administration

6.1 Plan Administrator
The Committee shall be the Plan Administrator, responsible for the operation and administration of the Plan and for carrying out the provisions thereof. The Committee shall be the committee appointed by the Company as Plan Administrator of the Qualified Plan, unless the Company otherwise elects. Any member of the Committee may resign at any time by giving ten days’ prior written notice to the Company and other members of the Committee. The Company may at any time appoint a successor member or remove and replace a member of the Committee, with or without cause, by providing ten days’ prior written notice to him and the other members of the Committee. The Company may fill any vacancy in the membership of the Committee; provided, however, that if a vacancy reduces the membership of the Committee to less than three, such vacancy shall be filled as soon as practicable. The inability of a Committee member to vote on a decision specific to his plan benefits (as provided in section 6.10) shall not be deemed a vacancy for purposes of this requirement. The Company shall give prompt written notice of any Committee vacancy to the other members of the Committee. Until any such vacancy is filled, the remaining members may exercise all of the powers, rights, and duties conferred on the Plan Administrator.

6.2 Plan Administrator’s Duties
In administering the Plan, the Committee shall have powers, rights, and duties similar to and consistent with the Plan Administrator’s duties set forth in the Qualified Plan.

6.3 Manner of Action
The Committee may act in any manner permitted of the Plan Administrator under the Qualified Plan.

6.4 Records
All resolutions, proceedings, acts, and determinations of the Committee shall be recorded, and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved. All other Plan records shall be maintained by the Committee and shall accurately disclose the accrued benefit of each Member or Member’s Beneficiary.

6.5 Information Required for Plan Administrator
The Employers shall furnish the Plan Administrator with such data and information as the Plan Administrator considers necessary or desirable to perform its duties with respect to Plan administration. The records of an Employer as to an Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefor, leaves of absence, reemployment, and compensation will be conclusive on all persons unless determined to the Plan Administrator’s satisfaction to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Plan Administrator with such evidence, data or information as the Plan Administrator considers necessary or desirable for the Plan Administrator to perform his duties with respect to Plan administration.

6.6 Decision of Plan Administrator Final
Subject to applicable law and the provision of section 6.7, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Plan Administrator made by the Plan Administrator in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Plan Administrator shall make such adjustment on account thereof as the Plan Administrator considers equitable and practicable.

6.7 Review of Benefit Determinations
If a claim for benefits made by a Participant or his beneficiary is denied, the Plan Administrator shall, within 90 days (or 180 days if special circumstances require an extension of time) after the claim is made, furnish the person making the claim with a written notice specifying the reasons for the denial. Such notice shall also refer to the pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for properly completing the claim and explain why such material or information is necessary, and explain the Plan’s claim review procedures. If requested in writing, the Plan Administrator shall afford each claimant whose claim has been denied a full and fair review of the Plan Administrator’s decision and, within 60 days (120 days if special circumstances require additional time) of the request for reconsideration of the denied claim, the Plan Administrator shall notify the claimant in writing of the Plan Administrator’s final decision.

6.8 Uniform Rules
The Plan Administrator shall perform his duties with respect to Plan administration on a reasonable and nondiscriminatory basis and shall apply uniform rules to all Participants similarly situated.

6.9 Plan Administrator’s Expenses
All costs, charges and expenses reasonably incurred by the Plan Administrator will be paid by the Employers in such portions as the Company shall direct; provided no compensation will be paid to a Committee member as such.

6.10 Interested Plan Administrator
If a member of the Committee is also a Participant in the Plan, he may not decide or determine any matter or question concerning his specific benefits unless such decision or determination could be made by him under the Plan if he were not a Committee member.

6.11 Indemnification
To the extent permitted by law, no person (including the Employers, a trustee, any present or former Committee member, and any present or former director, officer or employee of any Employer) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan. To the extent permitted by law, each present or former director, officer or employee of any Employer to whom the Plan Administrator or an Employer has delegated any portion of its responsibilities under the Plan and each present or former Committee member shall be indemnified and saved harmless by the Employers (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Plan) from and against any and all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the Plan, including all expenses reasonably incurred in their defense if the Employers fail to provide such defense.

6.12 No Enlargement of Employee Rights
Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge or retire any Employee at any time.

6.13 Notice of Address and Missing Persons
Each person entitled to benefits under the Plan must file with the Committee, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of the Plan and neither the Plan Administrator, the Committee, nor the Company shall be obliged to search for or ascertain his whereabouts. In the event that such person cannot be located, the Committee may direct that payment of such benefit with respect to such person shall be discontinued and all liability for the payment thereof shall terminate; provided, however, that in the event of the subsequent reappearance of the Member or Beneficiary prior to termination of the Plan, the benefits shall be paid in accordance with Articles IV and V.

Article VII. Miscellaneous

7.1 Amendment and Termination

(a)	The Company does hereby expressly and specifically reserve the sole and exclusive right at any time by action of the Board to amend, modify, or terminate the Plan.
(b)	While the Company contemplates carrying out the provisions of the Plan indefinitely, the Company shall not be under any obligation or liability whatsoever to maintain the Plan for any minimum or other period of time.

7.2 Incompetency
Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of such person’s estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for such person’s affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother, or a sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment.

In the event a guardian or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator, provided that proper proof of appointment is furnished in a form and manner suitable to the Committee.

To the extent permitted by law, any payment made under the provisions of this section 7.2 shall be a complete discharge of liability under the Plan.

7.3 Nonalienation
The benefits payable at any time under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. No benefit shall in any manner be liable for or subject to the debts or liabilities of any Member or of any other person entitled to any benefit.

7.4 Applicable law
The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Illinois to the extent such laws have not been preempted by applicable federal law.

7.5 Severability
If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in this Plan.

7.6 Notice
Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Corporate Secretary of the Company. Notice to the Corporate Secretary of the Company, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

7.7 Costs of the Plan
All costs of implementing and administering the Plan shall be borne by the Company.

7.8 Successors
All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

7.9 Source of Payments
This Plan is unfunded, and the Company will make Plan benefit payments solely on a current disbursement basis.

7.10 Counterparts
This Plan has been established by the Company and may be executed in any number of counterparts, each of which shall be considered as the original, and no requirements to produce another counterpart shall exist.

7.11 Withholding Taxes
The Company may withhold from a Member’s compensation and from any payment under this Plan any taxes required to be withheld with respect to contributions or benefits under this Plan.

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In Witness Whereof, AptarGroup, Inc. has caused this instrument to be executed by its duly authorized officers effective as of January 1, 1994.

AptarGroup, Inc.

By

Its

Attest:

By

Its